Exhibit 16.1

August 28, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

Stonefield Josephson, Inc. (“Stonefield”) was previously engaged as the principal accountant of Genutec Business Solutions, Inc. (“Genutec”) as of and for the fiscal years ended September 30, 2003, 2004 and 2005. In April 2006, Genutec dismissed Stonefield as its principal accountant. Stonefield has read Genutec’s statements under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in Genutec’s registration statement on Form S-1 filed on August 14, 2006 and agrees with such statements, except as follows:

Stonefield is not in a position to agree or disagree with Genutec’s statements in the first paragraph of such section that its decision to change principal accountant was recommended by its audit committee and approved by its board of directors or Genutec’s statements in the fourth paragraph of such section regarding its engagement of new auditors.

Stonefield disagrees with Genutec’s statement that there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure or any auditing scope or procedure, which if not resolved would have resulted in Stonefield referencing the subject of such dispute in its audit report, in connection with audits for the fiscal years ended September 30, 2003, 2004 and 2005. Prior to the completion of the audit for the fiscal year ended September 30, 2005, there was a disagreement between Stonefield and Genutec regarding the identification and treatment of certain embedded derivatives related to Genutec’s debt financing with Technology Investment Capital Corp. and Seaview Mezzanine Fund, L.P. in September 2005. The disagreement regarding the embedded derivatives was ultimately resolved to Stonefield’s satisfaction.

Stonefield also disagrees with Genutec’s method of accrual of certain expenses for audit services performed in the fiscal year ending September 30, 2006 at September 30, 2005 including a restatement of its financial statements for the fiscal year ended September 30, 2005 related thereto, subsequent to its dismissal of Stonefield. Stonefield believes that audit fees and expenses for services to be performed during the fiscal year ending September 30, 2006, should be accrued in fiscal year ending September 30, 2006, rather than in the fiscal year ended September 30, 2005.

WWW.SIACCOUNTING.COM

Los Angeles	Orange County	San Francisco	East Bay
2049 Century Park East	4 Park Plaza	101 Montgomery Street	1333 N. California Boulevard
Suite 400	Suite 900	Suite 1900	Suite 470
Los Angeles, California 90067	Irvine, California 92614	San Francisco, California 94104	Walnut Creek, California 94596

TEL: 310.453.9400	TEL: 949.653.9400	TEL: 415.981.9400	TEL: 925.938.9400
FAX: 310.453.1187	FAX: 949.833.3582	FAX: 415.391.2310	FAX: 925.930.0107

As a result of Stonefield’s dismissal as Genutec’s principal accountant, Stonefield is not in a position to resolve these issues further.

Very truly yours,

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.